UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549

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                                                                 SEC FILE NUMBER
                                                                       000-30786

                                                                    CUSIP NUMBER
                                                                     65410X-10-4

                                   FORM 12B-25

                           NOTIFICATION OF LATE FILING

(Check  One:)    [ ] Form  10-K     [ ] Form  20-F         [ ] Form  11-K
[X]  Form  10-Q           [ ] Form  N-SAR

                                For  Period  Ended:  9-30-05
                                                   ---------
                                             Transition  Report  on  Form  10-K
                                             Transition  Report  on  Form  20-F
                                             Transition  Report  on  Form  11-K
                                             Transition  Report  on  Form  10-Q
                                             Transition  Report  on  Form  N-SAR
                                            For  the  Transition  Period  Ended:

  Read Instruction (on back page) Before Preparing Form.  Please Print or Type.
     NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS
                   VERIFIED ANY INFORMATION CONTAINED HEREIN.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

PART  I  -  REGISTRANT  INFORMATION

Nighthawk  Systems,  Inc.
-------------------------
Full  Name  of  Registrant

Former  Name  if  Applicable

10715  Gulfdale,  Suite  200
----------------------------
Address  of  Principal  Executive  Office  (Street  and  Number)

San  Antonio,  Texas  78216
---------------------------
City,  State  and  Zip  Code

PART  II  -  RULES  12B-25(B)  AND  (C)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

               (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
               (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion
      [X] thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
               (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART  III  -  NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

                         (ATTACH EXTRA SHEETS IF NEEDED)

THE REGISTRANT'S QUARTERLY REPORT ON FORM 10-QSB COULD NOT BE TIMELY FILED DUE TO THE EXECUTIVE OFFICERS OF THE COMPANY NOT HAVING SUFFICIENT TIME TO COMPLETE THEIR REVIEW. WE FULLY EXPECT TO FILE THE FINAL FORM 10-QSB BEFORE THE TIME PERMITTED BY THIS EXTENSION.

PART  IV  -  OTHER  INFORMATION

(1)           Name  and  telephone number of person to contact in regard to this notification
                H.  Douglas  Saathoff               210          341-4811
                ----------------------------------------------------------------
                        (Name)                  (Area Code)  (Telephone  Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).
                X  Yes       No


(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                   Yes     X  No

                             Nighthawk Systems, Inc.
                             -----------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  November  14  2005                     By:  /s/    H.  Douglas   Saathoff
                                                   -----------------------------
                                                        Chief Executive  Officer